UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2016

Shutterfly, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33031	99-3330068
(Commission File Number)	(IRS Employer Identification No.)

2800 Bridge Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

(650) 610-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement

On June 10, 2016, Shutterfly, Inc. (the “Company”) amended and restated its secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and certain other banks party thereto pursuant to an amended and restated credit agreement, dated June 10, 2016, by and among the Company, the Lenders (as defined therein) and JPMorgan Chase Bank, N.A. (“JP Morgan Chase Bank”) (such agreement as so amended and restated, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement provides a $200 million secured revolving credit facility (the “Facility”). The Company may request the Lenders to increase the Facility by $100 million. Amounts repaid under the Facility may be reborrowed. The revolving loan facility matures on the fifth anniversary of its closing and is payable in full upon maturity. The Company intends to use the new Facility from time to time for general corporate purposes, working capital, capital expenditures and potential acquisitions and did not borrow any funds under the Facility upon its execution.

At the Company’s option, loans under the Facility will bear stated interest based on an Alternate Base Rate or Adjusted LIBO Rate, in each case plus the Applicable Rate (each as defined in the Amended and Restated Credit Agreement). The Alternate Base Rate will be, for any day, the highest of (a) 1/2 of 1% per annum above the NYFRB Rate (as defined in the Amended and Restated Credit Agreement), (b) JPMorgan Chase Bank’s prime rate and (c) the Adjusted LIBO Rate for a term of one month plus 1.00%. Borrowings bearing interest based on an Adjusted LIBO Rate may be for one, two, three or six months (or such period that is 12 months or less, requested by the Company and consented to by all the Lenders) and will be at an annual rate equal to the period-applicable Adjusted LIBO Rate plus the Applicable Rate. The Applicable Rate for all revolving loans is based on a pricing grid ranging from 0.500% to 1.250% per annum for borrowings bearing interest based on an Adjusted Base Rate and 1.500% to 2.250% for borrowings bearing interest based on an Adjusted LIBO Rate based on the Company’s Leverage Ratio (as defined in the Amended and Restated Credit Agreement).

The Amended and Restated Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default. Among other covenants, the Company may not permit (i) the ratio of Consolidated Total Indebtedness on any date to Consolidated EBITDA (each as defined in the Amended and Restated Credit Agreement) for the most recent four consecutive fiscal quarters to exceed 3.50 to 1.00 initially, and decreasing over the term of the Amended and Restated Credit Agreement to 3.00 to 1.00 after June 30, 2018, and (ii) the ratio of its Consolidated EBITDA for any period of four consecutive fiscal quarters to its consolidated interest and rental expense and the amount of scheduled principal payments on long-term debt, for the same period, to be less than 2.50 to 1.00.

The Facility is secured by substantially all of the Company’s present and future assets. The Company will file a copy of the Amended and Restated Credit Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.

By:	/s/ Jason Sebring
Jason Sebring
Vice President and General Counsel

Date: June 15, 2016

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